Exhibit (h)(21)

BROOKFIELD INVESTMENT FUNDS

SEVENTH AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS SEVENTH AMENDMENT dated as of the 1st day of February, 2022, to the Fund Accounting Servicing Agreement, dated as of September 20, 2011, as amended on November 15, 2013, November 1, 2014, May 29, 2015, February 2, 2018, September 18, 2018 and June 2, 2021 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Sixth Amended Exhibit A to the Agreement to add the Brookfield Global Renewables & Sustainable Infrastructure Fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Sixth Amended Exhibit A of the Agreement is hereby superseded and replaced with Seventh Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Brian F. Hurley	By:	/s/ Anita Zagrodnik
Name: Brian F. Hurley	Name: Anita Zagrodnik
Title: President	Title: Senior Vice President

Seventh Amended Exhibit A

to the

Fund Accounting Servicing Agreement — Brookfield Investment Funds

Separate Series of Brookfield Investment Funds

Name of Series

Brookfield Global Listed Real Estate Fund

Brookfield Global Listed Infrastructure Fund

Brookfield Global Renewables & Sustainable Infrastructure Fund

Brookfield Real Assets Securities Fund

Center Coast Brookfield Midstream Focus Fund

Oaktree Emerging Markets Equity Fund